UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 25, 2007
Date of Report (Date of earliest event reported)

CAI International, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33388	94-3298884
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Embarcadero Center, Suite 2101, San Francisco, CA 94111
(Address of principal executive offices)		(Zip Code)

(415) 788-0100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 25, 2007, CAI International, Inc., a Delaware corporation (the "Company"), and Container Applications Limited, a wholly owned subsidiary of the Company organized under the laws of Barbados ("CAI Barbados"),  entered into a Second Amended and Restated Revolving Credit Agreement (the "Second Revolver Agreement") with various financial institutions (collectively, the "Lenders"), Bank of America, N.A. ("Bank of America") as the administrative agent, Banc of America Securities LLC as the arranger, LaSalle Bank National Association as the syndication agent and Union Bank of California, N.A. as the documentation agent.  The Second Revolver Agreement amends and restates the terms of the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of September 29, 2006, as amended, by and among the Company and the financial institutions referred to therein, providing for a $170 million secured term and revolving credit facility (the "Prior Facility").

Among other things, the Second Revolver Agreement refinances the Company's Prior Facility and reduces the Company's borrowing rate.  The interest rates under the Second Revolver Agreement vary depending upon whether the loans are characterized as base rate loans or Eurodollar rate loans.  The Second Revolver Agreement further improves certain of the covenants under the Prior Facility to provide the Company with additional flexibility and extends the maturity date from September 30, 2010 to September 25, 2012.

Under the Second Revolver Agreement, the Company may borrow up to $200 million in revolving lines of credit, which amount is secured by all assets of the Company including the containers owned by the Company, the underlying leases thereon and the Company's interest in any money received under such contracts, to finance the acquisition of containers and for general working capital purposes.  The Lenders' revolving credit loan commitment may be increased under certain conditions described in the Second Revolver Agreement.  In addition, there is a commitment fee on the unused amount of the total commitment, payable quarterly in arrears.  The Second Revolver Agreement provides that swing line loans (up to $10 million in the aggregate) and standby letters of credit (up to $15 million in the aggregate) will be available to the Company.  These sub-limits are part of, and not in addition to, the total commitment of $200 million provided under the Second Revolver Agreement.

The Second Revolver Agreement terminates on September 25, 2012 and contains various financial and other covenants, including a requirement that the Company obtain the consent of the Lenders prior to entering into future borrowings or paying dividends to stockholders under certain circumstances.

The foregoing summary of the Second Revolver Agreement is qualified in its entirety by the terms of the Second Revolver Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On September 25, 2007, the Company issued a press release announcing the closing of the Second Amended Revolver Agreement.  A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is furnished herewith.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 of this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1
Second Amended and Restated Revolving Credit Agreement, dated as of September 25, 2007 by and among CAI International, Inc., Container Applications Limited, various financial institutions, Bank of America, N.A. as the administrative agent, Bank of America Securities LLC as the arranger, Lasalle Bank National Association as the syndication agent and Union Bank of California, N.A. as the documentation agent.

99.1	Press Release dated September 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: September 25, 2007	By:	/s/ VICTOR M. GARCIA
		Name:	Victor M. Garcia
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Second Amended and Restated Revolving Credit Agreement, dated as of September 25, 2007 by and among CAI International, Inc.,
Container Applications Limited, various financial institutions, Bank of America, N.A. as the administrative agent, Bank of America Securities LLC as the arranger, Lasalle Bank National Association as the syndication agent and Union Bank of California, N.A. as the documentation agent.

99.1	Press Release dated September 25, 2007